Exhibit 99.2

February 13, 2015

Re:	DiVall Insured Income Properties 2, L.P.

(the “Partnership”)

Dear Limited Partner:

Each limited partner who has a qualified plan is subject to annual reporting requirements under the Employee Retirement Income Security Act of 1974 (ERISA).

To assist you in filing this information for your investment in DiVall Insured Income Properties 2 Limited Partnership, we have estimated the Net Unit Value of each interest of the Partnership to approximate $330 at December 31, 2014.

Because no formal market exists for the Partnership’s interest, actual sales prices of interests may vary. In addition, there is no assurance that these values will be obtained upon the future sale of the Partnership’s assets.

If you have any questions or need additional assistance, please contact Investor Relations at 800-547-7686.

Sincerely,

The Provo Group, Inc., General Partner

By:	/s/ Bruce A. Provo
Bruce A. Provo, its President